EXHIBIT 99.1

Layne Christensen Reports Second Quarter Fiscal 2010 Earnings

MISSION WOODS, Kan., Sept. 2, 2009 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN):

 * Non-cash impairment charge in the energy division of $13.0 million, after income taxes, or $0.68 per share, due to continued weakness in natural gas prices and lower remaining volume under forward sales contracts.
 * Net loss for the quarter, including the impairment charge, was
   $8.6 million, or $0.45 per share, compared to net income of
   $15.1 million, or $0.78 per share last year.
 * Excluding the impairment charge, net income for the quarter was
   $4.4 million, or $0.23 per share, reflecting continued weakness in mineral exploration and certain water markets.
 * Our overall water backlog remained strong through the period and was $453.4 million at July 31, 2009.

 ----------------------------------------------------------------------
 Financial Data
 --------------        Three Months               Six Months
 (in 000's, except  -----------------    %    -----------------    %
  per share data)    7/31/09  7/31/08  Change  7/31/09  7/31/08  Change
 ----------------------------------------------------------------------
 Revenues
  --Water
     infrastructure $174,141 $196,005  (11.2) $342,228 $376,578   (9.1)
  --Mineral
     exploration      30,257   59,575  (49.2)   55,051  110,669  (50.3)
  --Energy            11,988   12,086   (0.8)   22,309   23,965   (6.9)
  --Other                841    1,972  (57.4)    1,831    2,970  (38.4)
                    -------- --------         -------- --------
 Total revenues      217,227  269,638  (19.4)  421,419  514,182  (18.0)
                    -------- --------         -------- --------
 Net income (loss)    (8,640)  15,096 (157.2)   (7,644)  25,658 (129.8)
 Dilutive EPS          (0.45)    0.78 (157.7)    (0.40)    1.32 (130.3)
 Net income
  excluding energy
  impairment charge    4,399   15,096  (70.9)    5,395   25,658  (79.0)
 Dilutive EPS
  excluding energy
  impairment charge     0.23     0.78  (70.5)     0.28     1.32  (78.8)
 ----------------------------------------------------------------------

"Activity levels in the second quarter were up across all our business segments from the extremely depressed first quarter levels. In our water infrastructure division, the more infrastructure intensive pipeline construction product line was actually up over the prior year's second quarter. I believe this is quite a feat in today's economy. The weak earnings comparison to the prior year in our water infrastructure division is coming from Layne's traditional water business where demand for additional water supply, outside of a few drought stricken markets, is still weak. At this point, across all our divisions, it does not appear we will see much appreciable change in activity in the current market environment, but we do appear to be off the bottom for now." -- Andrew B. Schmitt, President and Chief Executive Officer

Layne Christensen Company (Nasdaq:LAYN), today announced a net loss for its second quarter ended July 31, 2009, of $8,640,000, or $0.45 per diluted share, and a net loss of $7,644,000, or $0.40 per diluted share, for the six months ended July 31, 2009. Earnings were impacted by a non-cash impairment charge in the three months ended July 31, 2009, of $13,039,000 after income taxes, or $0.68 per diluted share, related to an oil and gas reserves determination in the energy division. Excluding the non-cash charge, the Company had net income of $4,399,000, or $0.23 per diluted share, for the three months and $5,395,000, or $0.28 per diluted share, for the six months ended July 31, 2009, compared to net income of $15,096,000, or $0.78 per diluted share, for the three months and $25,658,000, or $1.32 per diluted share, for the six months in the prior year.

Revenues decreased $52,411,000, or 19.4% to $217,227,000, for the three months ended July 31, 2009, and $92,763,000, or 18.0%, to $421,419,000 for the six months ended July 31, 2009, as compared to the same periods last year. A further discussion of results of operations by division is presented below.

Cost of revenues decreased $33,246,000 to $165,549,000, or 76.2% of revenues and $55,382,000 to $325,453,000 or 77.2% of revenues for the three and six months ended July 31, 2009, compared to $198,795,000, or 73.7% of revenues and $380,835,000, or 74.1% of revenues, for the same periods last year. The increases as a percentage of revenues were primarily focused in the water infrastructure division as the result of a shift in revenue mix to a higher concentration of heavy construction, which typically carries a lower margin, difficulties on several projects and pricing pressures from increased competition. Also contributing was reduced volume and pricing in the mineral exploration division.

Selling, general and administrative expenses were $30,304,000 and $62,004,000 for the three and six months ended July 31, 2009, compared to $36,529,000 and $69,573,000 for the same periods last year. The decreases were primarily the result of decreased compensation related expenses offset for the six months by increased non-income tax expenses of $2,244,000. Compensation expenses declined for the periods based on lower accruals for incentive compensation given the Company's reduced earnings, as well as headcount reductions. The increased non-income tax expenses for the six months were primarily due to a reassessment in the first quarter of the recoverability of value added tax balances and additional accruals for other non-income tax expenses in certain foreign jurisdictions given recent declines in those economies.

Depreciation, depletion and amortization were $14,278,000 and $28,611,000 for the three and six months ended July 31, 2009, compared to $12,955,000 and $25,396,000 for the same periods last year. The increases were primarily due to higher depletion in the energy division as a result of reduced estimated proven oil and gas reserves. The reserves have been reduced primarily due to lower spot gas prices at period end, which are used in estimating future economic production. Higher depletion charges are expected to continue unless gas pricing improves and reserve levels are reassessed.

Equity in earnings of affiliates were $2,351,000 and $4,286,000 for the three and six months ended July 31, 2009, compared to $3,812,000 and $6,309,000 for the same periods last year. The decreases reflect the impact of a softening minerals exploration market in Latin America, primarily for gold and copper. We expect our equity in earnings of affiliates to remain positive, but reduced from prior year levels, through the balance of the fiscal year.

Interest expense decreased to $812,000 and $1,622,000 for the three and six months ended July 31, 2009, compared to $1,019,000 and $1,960,000 for the same periods last year. The decreases were a result of scheduled debt reductions.

Income tax benefits of $4,380,000 (an effective rate of 33.6%) and $3,460,000 (an effective rate of 31.2%) were recorded for the three and six months ended July 31, 2009, including an $8,603,000 benefit related to the non-cash impairment of proved oil and gas properties recorded as a discrete item in the three months ended July 31, 2009. Excluding the impairment and related tax benefit, the Company would have recorded income tax expense of $4,223,000 (an effective rate of 49.0%) and $5,143,000 (an effective rate of 48.8%) for the three and six months ended July 31, 2009, compared to income tax expense of $9,749,000 (an effective rate of 39.2%) and $17,716,000 (an effective rate of 40.8%) for the same periods last year. The increases in effective rates were primarily attributable to the impact of nondeductible expenses as pretax income declined. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

 Water Infrastructure Division
 (in thousands)
                                Three months ended   Six months ended
                                     July 31,            July 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $174,141  $196,005  $342,228  $376,578
 Income before income taxes        8,253    13,150    12,780    22,339

Water infrastructure revenues decreased 11.2% to $174,141,000 and 9.1% to $342,228,000 for the three and six months ended July 31, 2009, respectively, compared to $196,005,000 and $376,578,000 for the same periods last year. The decreases occurred across all major product lines, except pipeline construction which has increased due primarily to a significant project in Colorado that was recently completed. Although revenues were down across the country, the most affected locations were in the Western U.S., where a decrease in housing construction and the economic effects of budget constraints on municipal government spending has significantly impacted our markets. Bidding activity, particularly in the heavy construction markets, remains relatively strong albeit with more competitors.

Income before income taxes for the water infrastructure division decreased 37.2% to $8,253,000 and 42.8% to $12,780,000 for the three and six months ended July 31, 2009, respectively, compared to $13,150,000 and $22,339,000 for the same periods last year. Reduced revenue levels and margin pressures from increased competition, as well as difficulties on several projects, contributed to the declines. Factors also contributing were worse than expected workers' compensation and healthcare insurance experience. Cost control measures including headcount reductions continue as we seek to match expenses to lower activity levels in most of our product lines.

The backlog in the water infrastructure division was $453,384,000 as of July 31, 2009, compared to $481,615,000 as of April 30, 2009, and $477,675,000 as of July 31, 2008.

 Mineral Exploration Division
 (in thousands)
                                Three months ended   Six months ended
                                     July 31,            July 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $ 30,257  $ 59,575  $ 55,051  $110,669
 Income before income taxes        3,543    15,279     5,310    26,915

Mineral exploration revenues decreased 49.2% to $30,257,000 and 50.3% to $55,051,000 for the three and six months ended July 31, 2009, respectively, compared to $59,575,000 and $110,669,000 for the same periods last year. The decreased activity levels which began in the fourth quarter of last year continued, with revenue declines in virtually all of the division's markets driven by tightening credit and economic uncertainty. We anticipate declines against last year's levels for the balance of the fiscal year.

Income before income taxes for the mineral exploration division was down 76.8% to $3,543,000 and 80.3% to $5,310,000 for the three and six months ended July 31, 2009, respectively, compared to $15,279,000 and $26,915,000 for the same periods last year. During the six month period in the current year, we had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased non-income tax expense of $2,244,000 due to a reassessment of the recoverability of value added taxes and accruals for certain other non-income tax expenses in certain foreign jurisdictions. Operations in North America were profitable, offset by losses in Africa and Australia. The equity in earnings of affiliates declined at a slower rate than the remainder of the division, reflecting higher stability from certain longer term contracts. We have aggressively reduced staffing levels and other costs in dealing with the reduced market activity and continue to explore opportunities to reduce costs further.

 Energy Division
 (in thousands)
                                Three months ended   Six months ended
                                     July 31,            July 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $ 11,988  $ 12,086  $ 22,309  $ 23,965
 Income (loss) before income
  taxes                          (17,473)    3,566   (14,885)    8,042
 Income before income taxes
  excluding impairment charge      4,169     3,566     6,757     8,042

Energy revenues decreased 0.8% to $11,988,000 and 6.9% to $22,309,000 for the three and six months ended July 31, 2009, respectively, compared to revenues of $12,086,000 and $23,965,000 for the same periods last year. The decrease in revenues for the three months was attributable to the Company's decision to reduce production until gas prices improve, partially offset by higher prices on the forward sales contracts in place during the three months this year as compared to last year. The additional decrease in revenues for the six months was attributable to lower spot gas prices in the Company's market for the portion of the Company's production which was not forward sold. We anticipate holding production for the near term to levels sufficient to satisfy our forward sales commitments.

As of July 31, 2009, the Company completed its determination of oil and gas reserves for the energy division. This determination was made according to SEC guidelines and used a gas price at July 31, 2009, of $2.89 per Mcf, compared to a price of $3.29 per Mcf on January 31, 2009. Primarily as a result of the lower prices, the expected future cash flows and gas reserve volumes were significantly reduced. Accordingly, for the three months ended July 31, 2009, the Company recorded a non-cash ceiling test impairment charge of $21,642,000, or $13,039,000 after income tax, for the carrying value of the assets in excess of future net cash flows. If gas pricing remains low or the Company is not able to replace current forward sales contracts at attractive prices, additional impairments could occur during the course of the year. As of July 31, 2009, the remaining net book value of assets subject to a ceiling test impairment was $32,873,000.

Excluding the non-cash impairment charge, income before income taxes for the energy division increased 16.9% to $4,169,000 and decreased 16.0% to $6,757,000 for the three and six months ended July 31, 2009, respectively, compared to $3,566,000 and $8,042,000 for the same periods last year. The increase in income before income taxes for the three months was primarily due to higher prices than last year from forward sales contracts in place and steps taken to reduce operating costs and increase efficiency in our field operations, partially offset by higher depletion based on decreased proved oil and gas reserves. The decrease in income before income taxes for the six months was due to the impact on revenues from lower spot gas prices, as well as higher depletion.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6,520,000 and $12,824,000 for the three and six months ended July 31, 2009, compared to $6,970,000 and $12,821,000 for the same periods last year. The decreases were primarily a result of decreased expenses for legal and professional fees.

 Summary of Operating Segment Reconciliation Data
 (in thousands)

                                Three Months Ended   Six Months Ended
                                     July 31,            July 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues
   Water infrastructure         $174,141  $196,005  $342,228  $376,578
   Mineral exploration            30,257    59,575    55,051   110,669
   Energy                         11,988    12,086    22,309    23,965
   Other                             841     1,972     1,831     2,970
                                --------  --------  --------  --------
   Total revenues               $217,227  $269,638  $421,419  $514,182
                                ========  ========  ========  ========

 Equity in earnings of
  affiliates
   Mineral exploration          $  2,351  $  3,812  $  4,286  $  6,309
                                ========  ========  ========  ========

 Income (loss) before income
  taxes
   Water infrastructure         $  8,253  $ 13,150  $ 12,780  $ 22,339
   Mineral exploration             3,543    15,279     5,310    26,915
   Energy                        (17,473)    3,566   (14,885)    8,042
   Other                             (11)      839       137       859
   Unallocated corporate
    expenses                      (6,520)   (6,970)  (12,824)  (12,821)
   Interest expense                 (812)   (1,019)   (1,622)   (1,960)
                                --------  --------  --------  --------
     Total income (loss) before
      income taxes              $(13,020) $ 24,845  $(11,104) $ 43,374
                                ========  ========  ========  ========

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

              LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)

                                Three Months           Six Months
                               Ended July 31,        Ended July 31,
                                (unaudited)           (unaudited)
                            --------------------  --------------------
                               2009       2008       2009       2008
                            ---------  ---------  ---------  ---------
 Revenues                   $ 217,227  $ 269,638  $ 421,419  $ 514,182
 Cost of revenues (exclusive
  of depreciation, depletion
  and amortization shown
  below)                     (165,549)  (198,795)  (325,453)  (380,835)
 Selling, general and
  administrative expenses     (30,304)   (36,529)   (62,004)   (69,573)
 Depreciation, depletion and
  amortization                (14,278)   (12,955)   (28,611)   (25,396)
 Impairment of oil and gas
  properties                  (21,642)        --    (21,642)        --
 Litigation settlement gains       --         --      3,161         --
 Equity in earnings of
  affiliates                    2,351      3,812      4,286      6,309
 Interest expense                (812)    (1,019)    (1,622)    (1,960)
 Other income (expense), net      (13)       693       (638)       647
                            ---------  ---------  ---------  ---------
 Income (loss) before income
  taxes                       (13,020)    24,845    (11,104)    43,374
 Income tax benefit
  (expense)                     4,380     (9,749)     3,460    (17,716)
                            ---------  ---------  ---------  ---------

 Net income (loss)
  attributable to Layne
  Christensen Company       $  (8,640) $  15,096  $  (7,644) $  25,658
                            =========  =========  =========  =========

 Basic income (loss) per
  share                     $   (0.45) $    0.79  $   (0.40) $    1.34
                            =========  =========  =========  =========

 Diluted income (loss) per
  share                     $   (0.45) $    0.78  $   (0.40) $    1.32
                            =========  =========  =========  =========

 Weighted average shares
  outstanding-basic            19,316     19,132     19,307     19,111
 Dilutive stock options            --        306         --        284
                            ---------  ---------  ---------  ---------
 Weighted average shares
  outstanding-diluted          19,316     19,438     19,307     19,395
                            =========  =========  =========  =========

                                                       As of
                                              ------------------------
                                                July 31,   January 31,
                                                  2009         2009
                                              -----------  -----------
 Balance Sheet Data:
   Cash and cash equivalents                  $    64,839  $    67,165
   Working capital, including current
    maturities of long term debt                  122,012      128,610
   Total assets                                   689,611      719,357
   Total long term debt, excluding current
    maturities                                     13,333       26,667
   Total Layne Christensen Company
    stockholders' equity                          454,587      456,022
   Common shares issued and outstanding            19,411       19,383

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com